UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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FIDUCIARY/CLAYMORE ENERGY INFRASTRUCTURE FUND
 (Exact Name of Registrant as Specified in their Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FMO Announces Board Approval of Investment Sub-Advisory Agreement

NEW YORK, NY, August 21, 2019 – Fiduciary/Claymore Energy Infrastructure Fund (NYSE:FMO), a closed-end fund, announced today that the Fund’s Board of Trustees (the “Board”) has approved a new investment sub-advisory agreement with Tortoise Capital Advisors, L.L.C. (“Tortoise”), subject to approval by shareholders of the Fund.
The new investment sub-advisory agreement was approved in connection with a previously announced transaction whereby Tortoise reached a definitive agreement to acquire the midstream energy asset management business of Advisory Research Inc., who currently serves as investment sub-adviser to the Fund, from parent company Piper Jaffray Companies.
The Advisory Research midstream energy infrastructure team, including Senior Portfolio Managers Jim Cunnane, Jr. and Quinn Kiley, who serve as the Fund’s portfolio managers, will join Tortoise and is expected to continue to manage the Fund’s portfolio following the completion of the transaction.
To provide for continuity of sub-advisory services after the transaction, the Board also approved an interim sub-advisory agreement with Tortoise.  The interim agreement will take effect upon consummation of the transaction. Tortoise will serve as the Fund’s sub-adviser under the interim agreement until the earlier of 150 days after the closing of the transaction or when shareholders approve the new sub-advisory agreement. If shareholders of the Fund do not approve the new sub-advisory agreement prior to the end of the interim period, the Board will take such action as it deems to be in the best interests of the Fund. If the transaction is not consummated, Advisory Research will continue to act as sub-adviser under the current sub-advisory agreement.
Additional Information
In connection with the presentation of the new sub-advisory agreement to the Fund’s shareholders for approval, the Fund expects to file a proxy statement with the SEC. Investors are urged to read the proxy statement and any other relevant documents when they become available because they will contain important information about the proposal. After it is filed, free copies of the proxy statement will be available on the SEC’s web site at www.sec.gov.
This communication is not a solicitation of a proxy from any shareholder. The Fund, Guggenheim Investments and certain of their respective directors/trustees, officers and affiliates may be deemed under the rules of the SEC to be participants in the solicitation of proxies from shareholders in connection with the proposals. Information about the trustees and officers of the Fund may be found in the Fund’s annual reports and annual proxy statements previously filed with the SEC and will be contained in the proxy statement when available.

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About Guggenheim Investments
Guggenheim Investments is the global asset management and investment advisory division of Guggenheim Partners, LLC (“Guggenheim”), with $209 billion* in assets under management across fixed income, equity, and alternative strategies. We focus on the return and risk needs of insurance companies, corporate and public pension funds, sovereign wealth funds, endowments and foundations, consultants, wealth managers, and high-net-worth investors. Our 300+ investment professionals perform rigorous research to understand market trends and identify undervalued opportunities in areas that are often complex and underfollowed. This approach to investment management has enabled us to deliver innovative strategies providing diversification opportunities and attractive long-term results.
Guggenheim Investments includes Guggenheim Funds Investment Advisors, LLC (“GFIA”), Guggenheim Partners Investment Management (“GPIM”), and Guggenheim Funds Distributors, LLC (“GFD”). GFIA serves as Investment Adviser for FMO. Advisory Research Inc. serves as Investment Sub-Adviser for FMO and is not affiliated with Guggenheim.
*Assets under management as of 06.30.2019 and include leverage of $11.2bn. Guggenheim Investments represents the following affiliated investment management businesses of Guggenheim Partners, LLC: Guggenheim Partners Investment Management, LLC, Security Investors, LLC, Guggenheim Funds Investment Advisors, LLC, Guggenheim Funds Distributors, LLC, GS GAMMA Advisors, LLC, Guggenheim Partners Europe Limited and Guggenheim Partners India Management.
This information does not represent an offer to sell securities of the Fund and it is not soliciting an offer to buy securities of the Fund. There can be no assurance that the Fund will achieve their investment objectives. Investments in the Fund involve operating expenses and fees. The net asset value of the Fund will fluctuate with the value of the underlying securities. It is important to note that closed-end funds trade on their market value, not net asset value, and closed-end funds often trade at a discount to their net asset value. Past performance is not indicative of future performance. An investment in closed-end funds is subject to investment risk, including the possible loss of the entire amount that you invest. Some general risks and considerations associated with investing in a closed-end fund may include: Investment and Market Risk; Lower Grade Securities Risk; Equity Securities Risk; Foreign Securities Risk; Interest Rate Risk; Illiquidity Risk; Derivative Risk; Management Risk; Anti-Takeover Provisions; Market Disruption Risk and Leverage Risk. See www.guggenheiminvestments.com/cef for a detailed discussion of Fund-specific risks.
Investors should consider the investment objectives and policies, risk considerations, charges and expenses of any investment before they invest. For this and more information, visit www.guggenheiminvestments.com or contact a securities representative or Guggenheim Funds Distributors, LLC 227 West Monroe Street, Chicago, IL 60606, 800-345-7999.

Analyst Inquiries
William T. Korver
cefs@guggenheiminvestments.com

Guggenheim Partners	3

Not FDIC-Insured | Not Bank-Guaranteed | May Lose Value
Member FINRA/SIPC (08/19)

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